EX-99.B4.b. (Form of)

Contract Schedule

Owner: [John Doe] Contract Number: [??687456]
[Joint Owner: [Jane Doe]] Issue Date: [04/15/10]
Annuitant: [John Doe]
Annuitant's Age
and Gender: [35 Male] Scheduled Annuity Date: [04/01/65]
Determining Life (Lives):	[John Doe]	Maximum Issue Age:	[80]
[Jane Doe]

Purchase Payments
Initial Purchase Payment: $[10,000.00]
Minimum Additional Purchase Payment: $[50.00]
Maximum Total Purchase Payments: $[1 million; higher amounts may be accepted with our approval]

Transfers
Number of Free Transfers Permitted: [12] each Contract Year
Transfer Fee: $[25.00] for each transfer in excess of the free transfers permitted
Transfer Index Anniversary: Every [Sixth] Index Anniversary

Contract Charges
Mortality and Expense Risk Charge: [1.25]% of the Variable Options' net asset value
Contract Maintenance Charge: $[50.00] each Contract Year
Entire Contract Value: Equals the sum of the Contract Value of each [Index Advantage NF] contract
Contract Maintenance Charge Waiver Minimum:	$[100,000.00]

Withdrawals
Minimum Partial Withdrawal: $[100.00]
Minimum Required Value: $[2,000.00]
Free Withdrawal Amount: [10]% of total Purchase Payments

Withdrawal Charge Percentages Table

Number of Complete Years Since Receipt of Purchase Payment	Charge
		[0	8.50%
		1	8.00%
		2	7.00%
		3	6.00%
		4	5.00%
		5	4.00%
6 years or more	0%]

Annuity Payments
Minimum Annuity Payment: $[100.00]
Annuity Mortality Table:	[Annuity 2000 Mortality Table]
Minimum Annual Annuity Payment Rate:	[1.00]%

S40875-NF [3]

Contract Schedule continued from the previous page

Guaranteed Purchase Rate Table
Upon request, we will furnish rates for ages and guaranteed periods not shown.

Annuity Options - Guaranteed monthly annuity payments per $1,000
	Option 1		Option 2				Option 3	Option 4	Option 5
			10-year guaranteed period		20-year guaranteed period		100% joint and survivor	10-year guaranteed period
Age of Annuitant on Annuity Date	Male	Female	Male	Female	Male	Female	Male & Female Same Age	Male & Female Same Age	Male	Female
30	[2.08	1.97	2.08	1.97	2.07	1.97	1.84	1.84	2.00	1.92
40	2.45	2.29	2.45	2.29	2.42	2.28	2.10	2.10	2.29	2.19
50	3.02	2.78	3.00	2.77	2.92	2.73	2.49	2.49	2.70	2.57
60	3.95	3.57	3.87	3.53	3.59	3.37	3.12	3.11	3.29	3.14
70	5.66	5.03	5.28	4.83	4.24	4.13	4.22	4.20	4.18	4.00
80	8.93	8.09	7.07	6.79	4.55	4.53	6.37	6.04	5.54	5.38
90	15.24	14.64	8.36	8.30	4.59	4.59	10.68	7.98	7.66	7.50]

S40875-NF [3A]